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                                                                    Exhibit 99.1


                                 NCO GROUP, INC.
                       Third Quarter 2003 Conference Call
                         November 5 2003, 11:30 a.m. ET


Operator:             Good morning. My name is Jessica and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the NCO Group conference call led by Mr. Michael Barrist, Chairman and CEO, with Steven
                      Winokur, CFO, and Brian Callahan, Vice President of
                      Financial Reporting.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

                      Thank you. Mr. Barrist, you may begin your conference.

Michael Barrist:      Thank you and thank you, everyone, for joining NCO Group's
                      Third Quarter 2003 conference call.

                      Statements in this conference call and in our press released issued yesterday, other than historical facts, are forward-looking statements as defined under the Federal Securities Laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company's earnings press release issued yesterday and in the Company's SEC filings including it's most recent form 10K, a copy of which may be obtained from the company without charge. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

                      Today I will cover the normal operational highlights of the quarter including our take on the current economic climate, the transition of our previously disclosed long-term collection contract from a guaranteed contract to a traditional contingency service contract, and our outlook for the next quarter.
                      Additionally, I would like to take the opportunity to bring our investors up to speed on many exciting initiatives that are underway at NCO that we believe will improve shareholder value over the next several years. And then, as usual, Steven Winokur, our Chief Financial Officer, will provide everyone with a detailed financial recap and our quarterly results and we'll open it up for questions.

                      During the third quarter, NCO met its operational financial objectives. The Company had consolidated revenue of approximately $188.6 million, consolidated net income of $10.7 million and diluted earnings per share of $0.39. This was in line with our previously announced guidance of $0.38 to $0.42.
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                      For the past several quarters we have provided wider than
                      normal range of guidance due to increased volumes of new business placed with NCO for collection under our previously discussed long-term collection contracts. The accounting for this long-term contract requires us to defer current revenue until all contingencies surrounding that revenue have been satisfied. At the same time we are able to recognize revenue that was previously deferred once the contingencies surrounding that revenue have been eliminated.

                      The substantial increases in accounts placed with NCO this year has caused us to defer a greater than expected amount of net revenue from the current year into future periods. This non-cash phenomenon continues to affect us during the third quarter in that the amount of previously deferred net revenue we were able to recognize net of deferrals of current period revenue during the quarter was approximately $680,000. This was $800,000 below the midpoint of our range of expectations.

                      While this contract has certainly had a material effect on our earnings per share during the year, I'd like to take a moment to discuss why I am not concerned about this issue as we move forward into 2004 and beyond.

                      First let me remind everyone that this deferral net revenue issue is a non-cash issue since we have been paid for any compensation deferred under the contract.

                      Second, when analyzing the year-to-date effects of this contract it's important to note that although year-to-date this contract has caused us to defer an additional $2 million of net revenue, that deferral is comprised of $13.1 million of deferred revenue related to 2003 placements and the recognition of $11.1 million of revenue from placements years prior to 2003, the majority of which was deferred at December 31, 2002.

                      The fact that we are receiving larger amounts of business under this contract is good for NCO and I truly believe that the business benefits of this contract has by far outweighed the inconvenience of an accounting methodology that delays our ability to recognize revenue under the contract especially when considering that the deferral is non-cash.

                      The bottom line is with this contract, as business buy-ins improve, near-term revenue goes down despite the fact that current period expenses stay in that period.
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                      With all that said I'm happy to report that we did not
                      renew the existing long-term contract and effective December 31, 2003, our relationship with this client will transition to a traditional contingency collection relationship. Because we have performed well under this existing contract, NCO will retain the overwhelming majority of the business under the new contract.

                      This in conjunction with the increased volumes of business being placed will allow NCO to maintain the same earnings opportunity that exists in our previous relationship without the need to defer substantial amounts of revenue into future periods.

                      What this means to 2004 is we expect the Company will recognize more revenue from this client since it will have approximately the same amount of business to work without the deferral component and during 2004, the revenue hung up on the balance sheet which was previously deferred will start to move into recognized revenue in a material way.

                      Again, the take away message here is the transition of this contract is great news for NCO. And contrary to some analysts' commentary, we have not lost the contract; it was our decision not to renew it under the same terms and conditions and our client, who is a very good partner of ours, worked with us to help us transition this to a win/win situation.

                      During the quarter, our collection results were in line with our seasonal expectations as we did not budget for any improvement or further deterioration in consumer payment patterns. This steady list of improving economic data being reported is very encouraging but the economic turnaround has not yet resulted in an improving environment for consumer payment patterns.

                      If the turnaround is sustained and consumer payment patterns begin to react in a positive manner, NCO should be the beneficiary of some incremental revenue opportunities from its existing business volumes. For purposes of the fourth quarter guidance that I'll discuss later in the call, we are not assuming any change in the economy that would have an effect on the upcoming quarter.

                      During the quarter, our revenue attainment, which is the amount of revenue we derive from a given amount of business, was in line with our seasonal expectations.

                      Our efficiency of labor, which shows the amount of labor utilized to drive revenue including the amount of new client labor drag, decreased in this quarter.

                      Revenue per CTE, or Calculated Time Equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, decreased compared to last quarter. It was approximately 6,290, 6,767 and 6,492 per month in July, August and September, respectively. This is in line with expected seasonal downturn that begins in third quarter.


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                      Labor costs which shows the cost of an average employee in the company over time was slightly lower than last quarter. The ongoing integration as well as further deployment of NCO personnel in Canada, India and Barbados continues to help to reduce this metric.

                      During the third quarter, our average tenure of collectors for our purchase portfolio was 1.3 years and our average collections per collector in that division was $22,440 per month.

                      During the quarter, we continued to match our expense structure to our revenue level, cutting expenses where appropriate and in some cases, increasing expenses for certain clients in order to maintain our performance amongst our peers and to assure that we would receive incremental business as our clients continue to rationalize their A/R management functions.

                      We continue to see the benefits from our decision not to conduct wholesale expense cuts that could place our client performance rankings at risk. By maintaining our best in class status in the industry we continue to be the beneficiary of new opportunities in an environment where many clients have cut back from vendor contracts.

                      During the quarter, our subsidiary, NCO Portfolio, continued to navigate through the current debt purchase marketplace. The economy in conjunction with price increases in many of the segments of the market where we buy portfolios continue to create some challenges.

                      Our percentage of revenue to collections continue to be below historical levels as the older portfolios transition to a greater percentage of amortization. This trend is to be expected and will reverse if we are able to operate in more favorable purchase environments for an extended period of time so the ratio of newer portfolios to older portfolios improves.

                      Additionally, this subsidiary continued to experience higher than expected contingent collections and legal fees during the quarter as a result of the mix of older to newer portfolios being serviced as well as increased interest expense associated with lender participation serving newer, larger portfolios.

                      This increase in lender participation is being driven by better than expected performance on finance portfolios, however it shows up as increased interest expense during the quarter.

                      Revenue and net income for the quarter for this subsidiary were above our expectations primarily as a result of better than expected results from a balance transfer program conducted with a leading credit card issuer initiated during the early part this year. Revenue and net income for the quarter were $18.8 million and $1.9 million, respectively.

                      Additionally during the quarter, NCO Portfolio continues to incur impairment charges on several of its older portfolios. This trend primarily affects portfolios that were purchased prior to the downturn in the economy. As we have discussed in prior calls, portfolios that become impaired go into a cost recovery mode whereby all collections we received are applied to the remaining carrying value on the books.

                      During the quarter, NCO Portfolio deployed a total of $13.9 million. While our ability to purchase at our range has improved over the last several quarters, we continue to be cautious about the sustainability of this trend since there appears to be a significant influx of capital being deployed in the market and we've seen many deals priced outside of any rational targeted level of profitability.
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                      On October 22, 2003, we announced that NCO Group proposed
                      to acquire all the outstanding common stock of NCO Portfolio Management, Inc, owned by the minority stockholders of NCPM. NCOG currently owns approximately 63% of the outstanding shares of NCPM.

                      Under the proposal NCO Group would issue NCO Group common stock with a fair market value of $7.05 to minority stockholders of NCPM for each share of NCPM common stock, but not more than .3066 shares and not less than .2712 shares of NCO Group common stock per share of NCPM common stock.

                      The fair market value would be based on the average closing price of NCOG common stock during a 20-day period ending two trading days prior to the closing date of the proposed transaction. The board of directors of NCPM has formed a special independent committee to evaluate this proposal. The special committee has retained independent legal counsel and investment bankers to assist it in the process.

                      The proposal is subject to customary terms and conditions including the execution of a definitive merger agreement, the receipt of all applicable regulatory approvals and the approval of the definitive merger agreement by the boards of directors of both companies and the stockholders of NCPM.

                      NCO Group believes that the purchase of NCPM's minority interest will allow the combined company to eliminate redundant costs and realize certain operating efficiencies. In addition, it should allow NCPM's management team to capitalize on business opportunities without the added time and effort associated with being a separate public company. If the transaction is completed, we expect to continue to operate NCPM as a separate business unit within NCOG.

                      We cannot make any further comments about the proposal during this call and request that investors refrain from asking questions about this proposal.

                      With regard to the IRS we continue to monitor this opportunity. During the second quarter, the enabling legislation needed for the IRS to move forward with their desire to engage outside professional collectors was deleted from the Tax Relief Bill. The enabling legislation is currently attached to the International Tax Bill, which has been passed to the Ways and Means Committee for consideration by the House. According to our Washington-based advisors, because of other priorities, Congress will probably not consider the International Tax Bill before it adjourns this year. We continue to expect this to be a late 2004, early 2005, opportunity and, as we discussed before, we'll focus all appropriate efforts on capitalizing on this opportunity.

                      During the quarter, we continued the deployment of foreign labor. As we discussed last quarter, we believe that one of the best opportunities for us to grow our business is to offer our clients user-friendly access to foreign labor. The NCO network allows our clients access to labor in Canada, India and Barbados via one contract and one point of contact.

                      In conjunction with this initiative, we continue to expand our facilities in Canada and India to accommodate additional domestic business and we have entered into an agreement with a service provider in Barbados. Additionally, we are looking into other near-shore and offshore alternatives. By year-end, we expect to have 1,500 seats outside the United States working domestic business. During the quarter, we began to collect domestic debt contingency accounts in India and Barbados. At the close of the quarter, we had approximately 300 seats in India, 800 seats in Canada and 80 seats in Barbados. To-date, we have not deployed any administrative seats in those countries but we intend to do so in the not too distant future so we can utilize our seats on a 24-hour basis.

                      During the quarter, we continue to focus on improving our balance sheet through a better collection of our accounts receivable, careful monitoring of our cash position and continued repayment of debt. The focus continued during the third quarter with the repayment of $23 million on our senior credit facility and our receivable days reduced to 46 days.

                      During the third quarter, the Company completed the renegotiation of its credit facility. The renegotiation of this $200 million facility is under very favorable terms that include an extension of the facility until March 15th, 2006.

                      During the last quarterly call, we informed investors that we had substantially completed a financial systems review that would hopefully result in a reengineering of some of our financial areas. In addition to the analytical benefits of such an endeavor, we truly believe this endeavor will create a competitive advantage in how we will interact with our clients in the future. I am pleased to report that during the third quarter we completed the review process and have selected SAP as our core financial application going forward. The deployment of SAP will take place during 2004 and 2005 and will result in substantial improvements in our ability to manage our business and interface and report to our clients.

                      Many of the initiatives I have mentioned are ongoing and will take time to implement. These tactical initiatives in conjunction with the franchise we have built to-date will solidify our future in the accounts receivable outsourcing space.

                      Over the past year and a half we have dedicated many of our resources to the tactical changes needed to assure our success in the accounts receivable outsourcing business. These resources have allowed us to maintain and grow our revenue base and to stabilize our earnings in a business service climate where very few companies have been able to move forward.

                      In conjunction with these endeavors, we have also spent considerable time and resources re-evaluating our client base and market opportunities to be sure that our business plan moving forward is properly aligned with our client's needs so that we can maximize shareholder return.
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                      While we all believe that NCO is the best positioned
                      provider in the accounts receivable outsourcing space and that we have many years of growth and opportunity ahead in ARM, it is our responsibility as the management of this Company to constantly focus on how to best position our Company not only to capitalize on our current status in the marketplace but to take advantage of all market opportunities to be harvested by a changing business climate especially as it relates to outsourcing.

                      We have found that clients are focusing their attention not only on the services we can provide to solve one particular problem at hand but on solutions we can bring to the table to help them achieve their broader business objectives.

                      We have also seen many of our clients realign their organization so that the buyers of our current service offerings are now becoming the buyers of a wider array of service offerings that encompass outsourcing opportunities and customer relationship management and many customer, administrative and billing functions.

                      With that said, we firmly believe that NCO must broaden its service offerings and continue to transition itself into a global provider of outsource business services. Naturally accounts receivable outsourcing will continue to be our largest market segment and I can't stress enough that the ARM business is doing very well. However, it's our intention to add additional related service offering either via acquisition, internal development or strategic partnership.

                      These new service offerings will be sold on a standalone basis to our clients in order to meet immediate needs. More importantly, these additional services will create the core competencies that will be needed in order for NCO to begin the process of blending multiple service offerings together in order to begin selling solutions-based outsourcing to our clients.

                      During the last quarterly call, we discussed two key additions to our management team, Paul Burkitt and Chuck Burns. In conjunction with these additions, we have begun to restructure our sales and business development process that will allow us to better align the correct business development resource with each potential opportunity.

                      We have begun to meet with our core clients to reposition NCO from being solely a provider of accounts receivable management services to being a provider of business process outsourcing. Reception to-date has been great and we are currently competing for several CRM engagements and one opportunity to manage a client's entire recovery process.

                      Before I turn the call over to Steve Winokur for the financial recap, I'd like to go over fourth quarter guidance. As I discussed earlier, the only material deviation to our 2003 plan relates to the increased business we received from our long-term guaranteed collection contract and the resultant reduction in the amount of revenue we can currently recognize.
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                      Year-to-date, this issue has reduced earnings by $0.04 and is currently anticipated that it will continue to affect us during the fourth quarter of this year. Once again I am not overly concerned about this deviation since the contract will transition beginning December 31, 2003, and the new relationship with this client will not have a deferred revenue component and should be a net benefit to NCO.

                      With that said, during the fourth quarter we will once again provide a wider than normal range of guidance of between $0.32 and $0.38 for the quarter. This range takes into consideration our original budget including seasonality of the fourth quarter and the range of possibilities of outcomes for the deferred revenues to be recognized under the long-term contract during the quarter. In summary, exclusive of the effects of the long-term contract, NCO is performing as expected in 2003.

                      I'll now turn the call over to Steve Winokur for a financial review of the quarter.

Steven Winokur:       Thanks, Michael. As we run through the numbers I want to
                      make sure that everyone understands that all of our numbers for 2002 have been restated for the accounting change we announced earlier in the year related to the long-term collection contract. We will spend some additional time today further explaining the impact of the contract on our current numbers.

                      Revenue for the third quarter of 2003 was $188.6 million. This represents an increase of $20.5 million or 12.2% from the third quarter of last year and a slight increase over last quarter.

                      Excluding revenue from acquisitions, revenue increased 8.4% over the third quarter of last year and, if you exclude the revenue from acquisitions and the effects of the long-term contract, revenue increased 7% over the third quarter of last year.

                      Breaking down the revenue components, U.S. Operations produced $172.1 million this quarter compared to $151.5 last year and $172 million last quarter. This represents an increase of 13.6% over the third quarter of last year and a minimal increase over last quarter. U.S. Operations included revenue of $12.4 million from services performed for Portfolio Management during the third quarter of this year compared to $8.9 million last year and $12.1 million last quarter.

                      U.S. Operations' revenue was relatively flat compared to last quarter despite the usual negative impact of the third quarter seasonality. The increase in U.S. Operations revenue over the third quarter of last year was attributable to obtaining more market share in the outsourcing business especially in some of our largest financial clients and expanding our Attorney Network Business to meet the demands of the current collection environment.

                      The increase in U.S. Operations revenue over the third quarter of last year was also attributable to the acquisition of Great Lakes in August of 2002 and the acquisition of RevGro in December of 2002. Great Lakes contributed $4.6 million to the U.S. Operations third quarter 2003 revenue compared to $2.9 million from the third quarter of 2002. RevGro contributed $4.9 million to U.S. Operations third quarter 2003 revenue.

                      In comparing the revenue from one period to another, we do need to consider the effects of the revenue recognition related to the much-discussed long-term collection contract. While it has been discussed at length I believe it warrants more discussion to be sure that it's clear.

                      In regards to this contract we do not recognize any revenue until all contingencies surrounding the revenue have been eliminated even though the company has already been paid the base collection fee in cash or historical information indicates that the current level of performance will most likely result in the Company earning a bonus on the contract.

                      To the extent the Company believes a penalty is probable and it exceeds the amount of revenue deferred, the Company would recognize that penalty in the period that the determination is made.

                      Please keep in mind that when we discuss the effects of new revenue deferrals or recognition of revenues previously deferred, we are not adjusting back to our prior method of accounting. We are just discussing the timing differences between the revenue we received in cash from our client versus the revenue we recognize in accordance with generally accepted accounting principles.

                      The net effect of all these issues is that each quarter based on several factors, the Company will either defer additional revenue into future periods or will recognize additional revenue in the current period. Bear in mind that the current revenue being deferred has already been received in cash from our client.

                      This is particularly important when reviewing comparative results. Investors need to differentiate between the restated amounts of deferred revenue and the amount of the restatement itself. For example, the negative $2.4 million adjustment made in connection with the restatement for the accounting of the long-term collection contract in the third quarter of 2002 was the net effect of an $872,000 reduction in bonus recognized in that quarter under the old method of revenue recognition and a $1.6 million decrease in revenue due to the net deferral of revenue under the current method.

                      For comparative purposes the $1.6 million is what matters because it represents the amount of revenue deferred in the third quarter of 2002 under the current accounting methodology. This year in the third quarter we recognized $680,000, which represents the recognition of revenue deferred in prior quarters net of the deferral of current period revenue.

                      I hope I don't make this more confusing but in order to give our investors a deeper understanding of this issue I would like to explain some of the components of the contract and how they work through time relative to revenue recognition.

                      The long-term collection contract is tracked by predefined placement periods each with a targeted collection level to be achieved by a settlement fee. We refer to these as tranches. Tranche I represents placements received during 2000 and 2001, Tranche II is for placements received during 2002 and Tranche III is for placements received during 2003.

                      During the third quarter of 2003, Tranche I increased revenue by $2.8 million as a result of previously deferred revenue being recognized as well as the realization and recognition of additional bonuses earned. Similarly Tranche II increased revenue by $3.6 million. This flows just as you would expect. As time passes more of the benchmarks are met and we begin to recognize previously deferred revenue. This is important since once you've met that benchmark there are no remaining contingencies. All subsequent collections earn a bonus in addition to the cash fees earned and recognized on the base collection fee.

                      Tranche III has not yet reached its level of maturity since the placements are so new. As you would expect, early in the collection process it is impossible to hit a benchmark that was designed to be attained over an extended period of time. During the third quarter of 2003, NCO deferred $5.7 million of revenue on Tranche III.

                      So here is how we net out for the quarter. Tranches I and II, the mature tranches, contributed a total of $6.4 million of previously deferred revenues and bonuses now earned, and Tranche III, the newest tranche, deferred $5.7 million into the future for a net increase in revenue for the quarter of $680,000.

                      As we discussed last quarter, it is very important for our investors to understand, first, that the older batches are now turning positive, and second, the higher deferrals on the new placements are a function of the early stage of the collection process and the increase of the volume of business being placed under this contract.

                      Although the deferral of revenue due to the contract accounting lowers revenue and net income for the quarter, the increase in business is a positive for NCO. As we'll discuss later in this call, all expenses related to these collections stay in the period where they're incurred. This can make expense analysis a bit more difficult.

                      Excluding revenue from acquisitions, the U.S. operations revenue increased 9.4% over the third quarter of last year and excluding revenue from acquisitions and the effect of the long-term contract, revenue increased 7.8% over the third quarter of last year.

                      NCO Portfolio Management produced $18.8 million of revenue this quarter compared to $16.3 million for the same quarter last year and $18.1 million last quarter. This represents a 15.4% increase over the same quarter last year and a 4.2% increase over last quarter.

                      However, it's interesting to note that NCO Portfolio's increase in collections was much higher than revenue. NCO Portfolio had collections of $36.7 million during the third quarter compared to $29.4 million for the same quarter last year and $35.6 million last quarter.

                      Portfolio collections are allocated between revenue and amortization of purchase price. During the third quarter of 2003, only 51% of collections were recognized as revenue. The remaining 49% went to amortize the carrying value of the acquired portfolios. For the same period last year 56% of collections went towards revenue and for last quarter, 51% of collections went towards revenue.

                      The decrease in the percentage recognized as revenue compared to last year was partially the result of aging files where, like a home mortgage, as the file ages, more of the collections go to amortization and less to revenue. In addition, on newer files the lower revenue recognition is the result of lower expectations of future collections based on the decreases in consumer payment patterns experienced during 2003 being projected into the future.

                      International Operations represented $17.3 million of revenue compared to $11.9 million last year and $17.4 million last quarter. This represents a 45.6% increase over the same period last year and a slight decrease from last quarter.

                      Included in International Operations' revenue for the third quarter of 2003 was $7.2 million from work performed for U.S. Operations. The third quarter of last year's and last quarter's revenue for International Operations included $2.7 million and $6.8 million, respectively, related to work performed for U.S. Operations.

                      This increase over last year reflects the expansion of our utilization of cross-border services to maximize our profitability while maintaining the highest levels of service for our clients. The increase is also partially attributable to fluctuations in the foreign exchange rates.

                      Moving on to expenses, payroll related expenses decreased as a percentage of revenue to 46.6% as compared to 48.7% last year and 46.8% last quarter. Selling, general and administrative expenses decreased as a percentage of revenue from 37.6% for the third quarter of last year to 37.4% for the current quarter. This is down from 37.5% last quarter.

                      The decrease in payroll and related expenses as a percentage of revenue was partially due to the shift of more of our collection work to outside attorneys and other third-party service providers and the continuing rationalization of staff. Continued reductions in collection expenses and purchased data costs helped to offset the increased use of outside attorneys and other third-party service providers.

                      A portion of the decrease in payroll and SGA when looking at a percentage of revenue was attributable to the recognition of $680,000 of previously deferred revenue recorded in the third quarter of 2003 as compared to $1.6 million of net deferred revenue recorded in the same period last year in connection with the long-term collection contract.

                      The operating expenses related to the additional revenue recognized this quarter were originally expensed when they were incurred which means there were no expenses charged against the revenue this quarter. Last year we had expenses incurred in the quarter but the revenue was deferred and will be recognized in the future.

                      Of course because the expenses are expensed as incurred, the deferred revenue has no effect on the dollars of expense in any particular period, only on how they appear as a percentage of revenue.

                      The same challenging collection environment that causes certain collection expense to rise can also create a situation with our purchased portfolios where the future cash flows are not expected to recover the current carrying value. Accordingly, we take an impairment charge on those portfolios to bring the carrying value and the future expected cash flows in line with each other.

                      SG&A included $235,000 of these impairments this quarter including $9,000 from the international portfolios. Some of these impairments were from files that were already being counted for on a cost recovery basis and while they do not produce any current revenue, a further degradation in the expected future cash flows can result in impairment expense in the current quarter.

                      Conversely, improvements in the future outlook do not have an effect in the current period on revenue. Many of the impaired files do have a better outlook today as compared to when they first went into impairment.

                      However the files continue to be impaired and if additional collections occur after the cost basis is recovered, 100% of those collections will go to revenue. For now all the collections go against the carrying value with nothing being allocated to revenue.

                      The combined carrying value of the impaired portfolios was $8.9 million or 6.3% of NCO Group's total portfolios as of September 30, 2003, as compared to $6.6 million or 4.4% for the third quarter of 2002 and $9.9 million or 6.8% last quarter.

                      Our EBITDA margin for the quarter increased to 16% as compared to 13.7% for the same quarter last year and 15.7% last quarter. Once again the $2.2 million flux is deferred income from the long-term collection contract, that is from a $1.6 million decrease last year to a $680,000 increase this year, does have a direct effect on our EBITDA margins.

                      Net income for the third quarter of 2003 was $10.7 million or $0.39 per share on a diluted basis as compared to net income for the third quarter of 2002 of $6.2 million or $0.24 per share and net income of $10.3 million or $0.38 per share last quarter.

                      Lastly some notes on financial conditions. At September 30th the Company had $44 million of cash and equivalents. The cash balance was artificially high due to timing differences and some large payments made in October including taxes and the interest on the convertible debt.

                      During the quarter, $13.9 million of new portfolios were acquired with a face value of $332.9 million.

                      Capital expenditures in the third quarter were $5.4 million or 2.9% of revenue for the quarter.

                      During the quarter, our accounts receivable days were at 46 as compared to 48 last quarter.

                      Cash flows from operations for the quarter are approximately $45 million.

                      I'd like now to walk you through the financing activities that occurred this quarter. As we previously announced, we have successfully refinanced our credit facility structured as a $150 million term loan and a $50 million revolving credit facility. NCO made overall loan repayments of $23 million against our credit facility including a $1 million net repayment by NCO Portfolio.

                      Of note, $10 million of the repayment arose from the return of deposits made in connection with the reconciliation of Tranche I of the long-term collection contract. And I just wanted to mention that there have been no deposits made in connection with Tranches II or III.

                      At the quarter end, NCO had a total of $144 million outstanding on our term loan and $50 million currently available on our revolver.

                      NCO Portfolio now has $25 million outstanding on their loan from NCO Group and no additional borrowing capacity available as of September 30, 2003.

                      NCO Portfolio does have a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio did not make any additional borrowings under this arrangement during the quarter and made $6.4 million of repayments during the third quarter.

                      As of September 30, 2003, the total amount outstanding under the Cargill facility was $12.9 million. NCO Portfolio also repaid $564,000 of its securitized debt this quarter reducing the balance to $33.7 million. All the remaining purchases made by NCO Portfolio were paid out of the current operating cash flow.

                      Now I'll turn things back to Michael.

Michael Barrist:      Thank you, Steven. Operator, can we please open up for
                      questions?

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question please press star, then the number
                      1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      And your first question comes from David Scharf, JMP Securities.

David Scharf:         Morning, Michael.

Michael Barrist:      Hey, David.

David Scharf:         A few things. First, just more high-level discussion of
                      the business and the momentum. It sounds like you're not seeing any improvement in consumer payments yet but 7% internal growth I think Steven had mentioned without the deferrals and acquisitions.

                      What's the biggest driver of that? Is it on the contingency side or is it on the first party side? We haven't seen that kind of number in two and a half years.

Michael Barrist:      We've had some good traction in the outsourcing. One of
                      the things - I think it was a question last quarter - is over the last couple of years we've seen some peaks and valleys in the outsourcing business, that'd be the 38% or 40% of our business where we are doing early stage delinquency management. Whereas clients would retrench when delinquency went down and pull things back in-house.

                      We've had some better opportunities. It's been more stable in general there. We've had some incremental opportunities there so that has grown and we've had increases in volumes from clients within the business as well as new clients.

                      What I don't want to do is send a message that running a service business in November 2003 is the most joyous thing. It could be but I think the takeaway message is that the business is stable, we've done the things we need to do, we're adding new clients appropriately, we're getting incremental business from clients, and we're managing the expenses the best we can.

                      And certainly the transition of deferred revenue will help us relative to being able to predict more accurately what the earnings stream will be because that's kind of out of our control. But, all in all, the business climate has been fairly healthy.

                      I know that most of the analysts talk to competitors of ours and we talk to our friendly competitors, nobody that we're aware of, including our clients, have seen this miraculous upturn in the economy nor are they expecting it in the very near-term. So we have not seen that.

                      But I think the better news is, we haven't really seen a degradation as well. And as I've said earlier, we've been doing this a long time. We can pretty much run the business under any set of rules. It's when the rules keep changing that we have the most difficult times. Several quarters of steadiness and how the economy performed has been helpful and I think you're seeing the benefit of that and some growth and some traction.

David Scharf:         Gotcha. Two more questions. One, can you walk me through
                      the life cycle of new placements this year? In particular it looks like credit losses peaked in the fourth quarter of '02, at least among the major card issuers. So we would imagine there would be a lot of fresh charge-off placements on a six-month basis at the beginning of the year, which would drive first half placement volumes.

                      Now that the first six-month evaluation period of those record charge-off levels has ended, what are a lot of these clients doing now? Are they having contingency operations work them again, are they bringing them in-house? What kind of trends are you seeing on the placement side?

Michael Barrist:      First of all you have to remember that the business grows
                      every year and we only have 6% market share so changes in delinquency patterns - yes, they affect us to the extent we have market commitments with clients but sometimes other factors including our performance can give us increased placement volumes from a client and it's like where their overall delinquency or charge-off may be down.

                      What we're seeing right now is pretty much across our clients and I'll say that delinquency has spiked up a little bit. They're seeing basically what we're seeing which is no steady improvement. And average charge volume is up so we have not seen any downturn in the placement volumes coming in nor are we planning to through the fourth quarter. We're pretty booked up through the fourth quarter right now.

                      Now with that said, as you know David, when you peel apart banking five years ago, credit cards were credit cards were credit cards. You had basically bankcard or retail.

                      Today there's every type of product you could ever imagine from secured card to specialty finance cards. So there's lots of different components and lots of different drivers within those pieces of the business but when you talk about the general credit card business, our volumes are good with the clients right now. As I said, we're kind of full for the fourth quarter. We're happy with what's coming in the door.

David Scharf:         Perfect. And last question relates to your comments about
                      broadening the outsourcing platform. 40% of your business is already defined as receivables outsourcing, not contingency work, and you're doing billing work, call center work, credit applications.

                      Can you be a little more specific about what areas you see as growth areas that you'd want to enter or is it really just a question of stepping up the mix of services you're currently providing?

Michael Barrist:      In trying to rationalize what business we want to be in
                      and I hope people got the message that first of all we're doing well with ARM right now and we see a good future in that. But what's happening is, when you look at other services we are capable of providing, certainly CRM comes to mind because we do some of that work already.

                      I mean imbedded within our 40% of our business where we do outsourcing or some engagements that could have been given to NCO and could have been given to a pure CRM company. Fraud work, recall work for retailers, that type stuff - so obviously CRM is a competency we like a lot.

                      We don't like outbound telemarketing but we certainly like inbound customer care. More important than just what other services is, they're going to be services that interrelate somehow either with what we do today or with the buyer of our service.

                      And that's really the view we've taken in this is that NCO has not lost its mind. It's not going to run off in a 100 directions and try and do 100 different things. We have looked at the market. There are things that we can do within the toolkit we have today that have a high degree of interest to us.

                      They involve working the phones, working with the billing and services that we do today and there are other services that are administrative and call-related that the buyers of our current service are asking us to perform for them and basically we're following the money and I can't make that clear enough.

                      We are not running off to become a payroll processing company. We're not running off to become a logistics company. That is not who we are. We are in the business of managing data, call centers, billing operations, unusual administrative cleanup projects and that's what we do and that's going to be the businesses we focus on within the BPO space.

David Scharf:         Okay, but within your first party business is the
                      overwhelming majority of that still traditional delinquency management?

Michael Barrist:      Yes.

David Scharf:         Okay. Thank you.

Michael Barrist:      Great.

Operator:             Your next question comes from Thatcher Thompson, CIBC
                      World Markets.

Thatcher Thompson:    Hi, guys, it's Thatcher Thompson.

Michael Barrist:      Hey, Thatcher.

Thatcher Thompson:    Quick question. In your $0.32 to $0.38 guidance what's
                      your assumed impact from the long-term collection contract in the fourth quarter?

Michael Barrist:      Currently the range of outcomes could add a penny to
                      earnings and it could take down three pennies away from earnings. So there's a pretty wide array of possible outcomes right now.

                      Again, when you peel it apart what's happening is the prior to 2003 placements - the stuff through December of last year - we've gained a pretty high degree of predictability on that. We know how it's working. We know what we're going to get from that as far as previously deferred revenues coming in the door.

                      Where we're having a problem is that the volumes keep going up, basically everything we're making on the new placements this year has been deferred off.

Thatcher Thompson:    And that's continued through October, the rising
                      placements?

Michael Barrist:      Yes. And again that's not specific to this client. I mean
                      healthcare in general, you probably read a lot of the articles but in general in healthcare, they are seeing a huge increase in delinquency and a bad debt write-off, all the hospital chains. So it's a common phenomenon, which again we'll benefit from in our traditional collection business and have been benefiting from.

                      But right now what's happening is again it's created kind of a $0.04 spread of what possible outcomes is and I try to build that into the budget. Now I think people also have to realize that when you look at what we provide in guidance it looks kind of scary. It's like the retrenching from kind of the $0.40 midpoint down.

                      But had none of this happened with this particular client this year and that $0.04 in the first three quarters had not come out, the range of guidance we would have provided for the fourth quarter would have been high $0.30s into the low $0.40s. I mean there always is some downtick in the fourth quarter.

Thatcher Thompson:    Okay. And Steven, right now the deferred revenue from that long-term contract on your balance sheet is how much?

Steven Winokur:       Hold on one second - you've got to add up a bunch of
                      different numbers.

Michael Barrist:      Thatcher, do you have any other questions?

Thatcher Thompson:    Well I just want to know how long it takes to recapture
                      all three tranches of that? How much of that comes back to you in '04?

Michael Barrist:      We are working on that analysis right now for when we roll out '04 guidance. But a chunk of what is on the balance sheet at the end of '03 will come in during '04 and then the final tranche settles in May of '05. And then from that point there'll be nothing on the balance sheet as of May of '05.

                      And it's all incremental revenue because when we originally talked about how this contract mechanically worked, once you settle a tranche you recoup any penalties you paid on this specific facility and get incremental bonus on any facility where you earned a bonus. So once we get to May of '05, there'll be nothing on the balance sheet and it'll be all incremental revenue from that point on.

Steven Winokur:       Yeah, the net number is about $22 million.

Michael Barrist:      And Thatcher, I don't have an exact number yet. We're
                      working through our model but when we provide guidance for '04 we will box out for investors what that run out means relative to revenue and how the new contracts folds in.

Thatcher Thompson:    But just so I'm clear, that's deferred revenue for which
                      you've already recognized all the expense.

Michael Barrist:      Yes.

Steven Winokur:       Correct.

Thatcher Thompson:    So when it does come back in, it comes back at 100%
                      contribution margin, 100% contribution to the pretax line.

Michael Barrist:      Yes.

Thatcher Thompson:    Okay. Thank you.

Operator:             Your next question comes from Bill Warmington, Sun Trust
                      Bank.

Lilia Kozicky:        Yes, good afternoon. It's Lilia Kozicky. First question -
                      we were wondering what kind of capital investment do you expect for next year in order to expand your services provided as you had mentioned?

                      And what is your total borrowing capacity in terms of funding any potential acquisitions in this space?

Michael Barrist:      Let me answer the second one first. We currently have $50
                      million available under our revolving credit facility. As far as capex, to the extent we build our services in-house, many of the services that we're looking at that we would not buy but are things that we do in our core service already. It's just become a derivative of that service.

                      So we are not expecting capex during the year next year to be out of line with the guidance we gave this year as far as a range of capital expenditures. And again when we provide guidance for '04 we will refresh that for everyone and kind of validate that that is where we are.

                      Now some of the expenses for next year will include the deployment of SAP although a portion of that, a substantial portion of that deployment is going to hit the P&L. That was built into our budget. And before anyone panics about that, please don't. it's worked into our budget for next year.

                      That is a good thing. The initial base software was purchased already for SAP so that is in 2003. So again I don't expect our guidance for capex to change materially in '04 versus '03 despite the fact that we'll be morphing into some of these other businesses.

                      But again, most of those core competencies use the technology we own in-house already.

Lilia Kozicky:        Would your capex guidance also include investment
                      initiatives in preparation for the IRS contract?

Michael Barrist:      We don't really believe there's going to be a big effect
                      for us. You know, one of the biggest things that, and again we haven't seen the RFP because it hasn't been issued, but one of the biggest things that's been discussed has been the security issues as they relate to information technology.

                      We as a company over the last several years have been engaged - I call this economies of scale, meaning the things big companies have to do that little companies don't have to and end up costing you more money. And one of those things is, we have spent many, many dollars on disaster recovery and data security. The data security process is well underway and a lot of that stuff is built into our capital budget already.

                      It has been our goal since the beginning that when the IRS proposal for bid or the bid comes out, that we would be able to check off a lot of the things they want relative to data security and information technologies. Having had all those things all in-house is part of our general migration towards building a competitive advantage between us and our competitors or a differentiating factor between us and our competitors relative to data security.

                      We're trying right now to get to a standard in security that a bank and similar clients can look at and say, this is where we want all people in the industry to be. And honestly we're doing that selfishly because we think that'll create some barriers between us and the next competitor. So I don't think it's going to hurt us materially.

Lilia Kozicky:        Okay. And finally in terms of given your 45% debt to cap
                      level currently, as far as the future acquisitions go how do you expect to fund these acquisitions? Would you expect to perhaps take on more debt or pay the shares or how would you perhaps expect to fund this growth?

Michael Barrist:      I think you have to look on a case-by-case basis.
                      Obviously as you look at acquisitions you try and look at what each one does. We are, as you've seen from our limited acquisition activity in the last few years, we have moved very far away from spending lots of dollars on expensive acquisitions.

                      We tend to be more in the market of buying things that are very, very cheap, appear to be broken and probably aren't very broken and we're looking to improve shareholder value. So the right mix of, whether it be cash or whether it be using our equity to buy a company is going to be based on an individual analysis of each acquisition to determine what does the best thing for our shareholders.

                      Now I would also say to everyone that it's not hard to see from the way we've managed our balance sheet over the last couple of years that we have been very, very focused on bringing debt down and not putting this Company in harm's way. I mean we have a very strong balance sheet relative to a company that's been through the acquisitive life cycle we've been through.

                      So we will not be leveraging the Company way up for any acquisition. That's not our plan and it would be too risky to do that especially given the way the debt markets kind of move in cycles lately.

Lilia Kozicky:        And specifically what type of acquisitions would you be
                      looking at and what type of pricing are you looking at in terms of EBITDA?

Michael Barrist:      Again we're not commenting on any specific acquisition or
                      any ranges of valuation. The only guidance I will give is as we expand to other services we'll build some of it in-house on top of what we have.

                      We will look at other potential acquisitions but again, look at the track record over the last two years which is we are looking for opportunities where it makes more sense to buy something and build a core competency than it does to build it and that would imply that the price would be very, very effective.

                      Additionally I can't underestimate the fact that business partnerships make a lot of sense as you get into some of these outsourcing opportunities where someone else may have the core competency we don't. We can partner up with them. So we're not going to be afraid to do that either.

                      But we are not going to run out and pay top dollar for some competency if we can build it in-house. We're going to look very carefully at every business opportunity and as business opportunities deploy themselves then we're going to find the right combination of either building it, acquiring it or partnering with it.

Lilia Kozicky:        Great. Thank you.

Michael Barrist:      Sure.

Operator:             Your next question comes from Scott Schneeberger, Lehman
                      Brothers.

Scott Schneeberger:   Hi, guys, just a quick clarification on the outsourcing of labor. It was 300 seats in India, 800 in Canada and 80 in Barbados currently? Is that accurate?

Michael Barrist:      Yes.

Scott Schneeberger:   Okay. And then you alluded to using the seats on a 24-hour basis. Could you talk about capacity utilization right now and go into that a little bit further?

Michael Barrist:      Those are the seats that are filled right now in those
                      particular countries. We have capacity to get to our 1,500 pretty much in place with the exception of Barbados which is moving right now.

                      But it's relatively straightforward for us to spin off seats within those environments because in Canada we own, we have the largest accounts receivable outsourcing company in Canada who does our work up there and because of the partnerships we have in both Barbados and India. So there is not an idle seat issue right now.

                      As far as going 24/7, our Company like many service companies, clerical jobs, non-revenue producing jobs keep getting decreased within the Company as we further automate a lot of functions.

                      So we don't have a lot of administrative and clerical jobs but we are working right now to figure out which ones of those we can use 24/7 within India. And also as we get into more business process outsourcing, there may be some critical functions our clients want us to do in our already existing seats during the daytime in India which is nighttime here which will allow us to take advantage of those seats as well.

Steven Winokur:       And also that automation that would come here helps us
                      too.

Michael Barrist:      Exactly.

Steven Winokur:       It's like it enables the process.

Michael Barrist:      I mean as we've reengineered departments here we've made
                      the labor component from an administrative perspective, portable by having it set up that the work can be done in other locations.

Scott Schneeberger:   Okay, great. Thanks very much.

Michael Barrist:      Sure.

Operator:             Your next question comes from Darren Winger, Jeffries
                      Capital

Darren Winger:        Yes, Jeffries Capital. I have several questions if you can stick with me. The current portion of long-term debt?

Steven Winokur:       $47 million.

Darren Winger:        Forty-seven? Okay. And what is the other long-term debt of around $65 million on the balance sheet?

Steven Winokur:       There's debt associated with some of the portfolios. It's
                      securitized directly against those portfolios and non-recourse.

Darren Winger:        Okay. Roughly what would the interest rates on that be?

Steven Winokur:       There's one that's variable and one that I think is fixed
                      but I'm not sure of that off the top of my head.

Darren Winger:        Okay. Are there restrictions on the line for buying back
                      debt?

Steven Winokur:       Sorry?

Darren Winger:        Are there restrictions on your credit line, your bank
                      facilities, for buying back your public debt?

Steven Winokur:       Do you mean the convert?

Darren Winger:        Yes.

Steven Winokur:       There are.

Darren Winger:        Okay, so that's not possible at this time or it is?

Steven Winokur:       It's possible within a narrow bandwidth.

Darren Winger:        Okay. Other assets on the balance sheet at this time?

Michael Barrist:      Can you be more specific?

Darren Winger:        Yeah. You gave a very, very limited balance sheet on this
                      release that I've seen. You normally have a category - other assets which includes the intangibles and everything else.

Steven Winokur:       All that other information comes through on the 10Q.

Darren Winger:        Okay. And capital expenditure - what is the guidance for
                      '03 and '04?

Steven Winokur:       Typically it's between 4% to 5% of revenue.

Michael Barrist:      It's been running under guidance for the year-to-date in
                      '03.

Darren Winger:        Okay but there's not an absolute figure, it's just 4% to
                      5% of revenue?

Steven Winokur:       Correct. Much of our expenditure revolve around new client business and things of that nature so there's a large component of it that's variable.

Darren Winger:        Okay and I suppose $56 million would be available under
                      your bank facility, right, because isn't there about $6 million of long-term available as well? You said you were $144 million drawn on a $150 million?

Steven Winokur:       Yeah but I also said that the composition of the long-term was changed to be a term limit of $150 million and $50 million of revolver so as we pay back that term loan you don't have the availability to pull it back.

                      Our structure in the loan before was unique in that the entire loan was a revolver. That is not a normal - it doesn't exist today. It's not a normal setup for a loan.

Darren Winger:        Okay. Okay, great. All right, thank you very much.

Michael Barrist:      Sure.

Operator:             Your next question comes from Bill Sutherland, Boenning
                      Scattergood.

Bill Sutherland:      Hey, guys.

Michael Barrist:      Hey, Bill.

Bill Sutherland:      On the international revenue did you give the constant
                      currency growth there, Steven?

Steven Winokur:       No.

Bill Sutherland:      Is there much currency impact?

Steven Winokur:       There's been some. The answer is yes. I don't have it off
                      the top of my head but the fluctuations, mainly Canada, have been more this year than they had in the past.

Michael Barrist:      Right. Bill, typically what happens is there's certainly
                      an adverse effect when the labor we're using in Canada to fill U.S. services, we get adversely effected by this exchange rate but also keep in mind that we own a UK and a Canadian subsidiary to the extent those two make income, that income, the exchange rate helps us and offset the fluctuation, so in a way we're partially hedged in-house.

                      Now obviously we're looking at it as the amount of offshore labor in dollars starts to really grow and exceeds the protection that's kind of built in from having the income stream from the foreign subsidiaries, at that point obviously we're looking at needing to hedge a little more, just keep a more careful eye on it and determine what the best way is to prevent a currency fluctuation.

Steven Winokur:       Right. It's been pretty constant between the second and
                      third quarter though.

Bill Sutherland:      Yeah, it looked like it was.

Steven Winokur:       Yeah.

Bill Sutherland:      That 7% organic growth that you referenced I think to
                      David's question, Michael?

Michael Barrist:      Yes.

Bill Sutherland:      That was adjusted for - can you go through those
                      adjustments?

Steven Winokur:       Yes, it was adjusted for the acquisition of RevGro, the
                      acquisition of Great Lakes and the effects of the long-term contract.

Bill Sutherland:      Okay, good. And how did that compare to second quarter's
                      organic growth on that basis?

Michael Barrist:      Do you have that available?

Steven Winokur:       No.

Michael Barrist:      I don't know that we have that available right now.

Steven Winokur:       I don't think we calculated it last quarter.

Bill Sutherland:      Okay.

Steven Winokur:       This is the first quarter that we've really had some major metrics.

Michael Barrist:      Right.

Bill Sutherland:      Okay.

Steven Winokur:       What I'll tell you is we've done a really good job of
                      maintaining our revenue in an environment where everybody else's is declining.

Michael Barrist:      But this is the first quarter where we've had any movement forward.

Bill Sutherland:      Okay, it's a big step up. And just so I was clear,
                      Michael, when you were describing that growth you did say it really wasn't much of a contingency. It was really early stage in outsourcing?

Michael Barrist:      Yeah, there is growth across the board but a
                      disproportionate amount of it came from the front-end stuff.

Bill Sutherland:      And as far as industries go, healthcare was the big mover?

Michael Barrist:      Healthcare - I mean we did fairly well everywhere except
                      we're still struggling in the commercial business, which is the small business collections. We just still are having a very difficult time getting business in the door at the right point in time as well as collecting it. I mean it's stable but we have not seen any pick up there.

                      And I think also that's indicative of what we're seeing in general. The economy kind of has this what seems like a recovery going on but the Joe average consumer doesn't feel it. I don't think Joe average businessperson feels it.

                      And quite frankly we're not Joe average businessperson. We've got a $750 million business and I would say we don't really feel it yet either. But supposedly somebody's feeling it.

Bill Sutherland:      So you're - I mean what should we do as far as
                      understanding consumer payment patterns then? I mean you've got this lag obviously going on given what we've seen in the economy recently. I mean is that in your mind what it is or is there some more cyclical thing going on?

Michael Barrist:      Bill, as I said in the last three conference calls, the
                      Michael Barrist economy crystal ball was not only put away, I smacked it with a hammer. But what people who invest in our Company should do is exactly what we're doing which is, we run the business assuming the economy's not going to help us. We also have to assume it's not going to hurt us although there's always the possibility it could retrench and go the other way.

                      I think the good news is that for several quarters now it hasn't done anything which quite frankly, if I had my first choice it'll go back the way it was. If I had my second choice is it'll just be steady because again if it's steady we can do what we can do to maximize the opportunity within the current operating environment.

Bill Sutherland:      And then finally on some of the new business directions
                      that you're contemplating, I mean clearly it's more of a build versus buy thinking that you have. I mean I didn't even think about buying until that other questioner came on.

Michael Barrist:      Well I wouldn't make that assumption.

Bill Sutherland:      Okay.

Michael Barrist:      No, we are - everybody thinks that NCO wants to be out of
                      the acquisition business. We are not afraid to buy companies. We want to buy the right companies at the right price with a big focus being on the right price. To the extent we can buy something that is easier to buy than to build at a very good price, one thing hopefully investors realize is we know how to integrate businesses.

Bill Sutherland:      Yep.

Michael Barrist:      And we know how to turn them around. And we're also the
                      masters of looking at businesses that look pretty crappy on paper but when you tear them apart and understand what you want and what you don't want within relatively short time of acquisition you can make them operate within your target profitability model.

                      So we're looking at acquisitions, we're looking at building, we're looking at everything. We want to grow revenue and we're going to grow revenue by getting our clients the businesses and the services we want because growing revenue will drive shareholder value and that's the bottom line.

Bill Sutherland:      One last question, Michael. Did you say you're going to
                      start to add some that administrative work this quarter offshore?

Michael Barrist:      No. We're taking that very slowly because as I said, one
                      of the things that's happening is we continue to reengineer a lot of our functions in-house so it's kind of difficult to...

                      I'll give you a good example. We talked in the last couple of quarters about how we automated a lot of our data exchange and went to subscription pricing for purchased data and one of the things we automated was bankruptcy and the deceased records meaning our databases interface with the service providers' database so that when any consumer we're working with files for bankruptcy, we get a live update.

                      Well that eliminated 30, 40 people that used to sit at terminals keying bankruptcy notifications. So those types of jobs through the reengineering were losing a lot of administrative bodies and quite frankly it's difficult to just think about redeploying foreign labor until you've isolated these stacks, repeatable administrative function you're going to be doing on an ongoing basis.

Bill Sutherland:      Right.

Michael Barrist:      And then you reengineer in the opportunity to save money
                      via foreign labor.

Bill Sutherland:      And as far as the work you're doing for clients offshore,
                      is it still mostly third party?

Michael Barrist:      It's actually mostly early stage at this point although
                      the bad debt business offshore is growing pretty effectively. You know, Canada has been a home run for bad debt. Barbados we have substantial amount of bad debt running and quite frankly, India. We have a lot of our small balance purchased portfolio stuff, high volume - low balance, in India and in Barbados and you know what? It's going great.

Steven Winokur:       And that's new, too. We talked in prior calls about
                      testing that and now we've rolled it out on a bigger basis.

Bill Sutherland:      Okay, great. Thanks, guys.

Michael Barrist:      Thanks.

Operator:             Your next question comes from Gary Steiner, Awad Asset
                      Management.

Gary Steiner:         Hi, it's Gary Steiner from Awad Assett Management. A
                      couple of things. Can you maybe just give us a sense of what the growth in the business was from this contract in the quarter just in terms of what the year-over-year growth was? Maybe just a ballpark sense?

Michael Barrist:      That's separate from the deferred revenue swing?

Gary Steiner:         Right I guess, the accounting gets a little crazy but you
                      were referring, Michael, before in terms of just the increased business in the healthcare industry.

Michael Barrist:      I don't have that in front of me.

Gary Steiner:         I mean were you talking year-over-year 10%, 15%, 20%, what the ballpark range would be?

Michael Barrist:      No, no. What I said is that all across healthcare in the
                      hospital space the larger chains are reporting that their bad debt write-off has increased which is part of the phenomenon we've seen with the one client where we have the long-term contract.

                      There has been an increase of revenue. Where it's complicated, the majority of the increase in revenue was all deferred this year but this year still looks better than last year because there's more mature batches where we're in a positive situation versus negative so it's not something that's pieced together off the top of my head.

                      I'm trying to think, Brian, if there's anything we provide in the Q that would help him.

                      Let us think a little bit about your question and to the extent we can provide something different that the Q we'll think about providing a little more clarification on that issue.

Gary Steiner:         Okay. I mean I guess I'm just wondering, you know, like
                      maybe you thought it was going to be down and instead it was flat to up a little bit. Or maybe you expected a little bit of growth and there was a lot of growth. I'm just...

Michael Barrist:      You know it's hard for me to answer that question without
                      numbers in front of me but, if you looked at the three or four big hospital chains, they've all had releases out about bad debt and potential bad debt. You can probably pull some numbers out of that stuff.

Gary Steiner:         Okay. In terms of the contract itself, I guess you guys
                      talked last quarter about how you were going back to try to renegotiate it and clearly have accomplished that. As an outsider how should we think about this? I mean you went in and you wanted different accounting so you got that and that'll be a positive going forward and so you'll have reduced volatility of earnings.

                      I guess at the end of the day do they get a more competitive pricing because now this stuff is going to be put out to bid in terms of a bunch of individual specific contracts instead of one giant contract. Is that kind of what they get out of this?

Michael Barrist:      Well, that's a great question. First of all when this
                      whole accounting thing came down the pike we had the option to renew the contract again for one more year and we had an exclusive and we had this guarantee relationship.

                      We chose not to renew and the client understood that the reason was, is the accounting we ended up with was not the accounting we thought we got when we went into the contract. So we elected not to renew the contract.

                      Simultaneous with that the client, if you go to the next step the clients are always trying to do things faster, better and cheaper, would like to introduce Champion Challenger into the model. Now I don't care who the client is, whether it's this particular client or any client, no clients going to disrupt a stream of cash flow.

                      So their entree into a Champion Challenger environment, it brings some other competitors in for a piece of the business. It's going to be a carefully thought out process and again, that's not specific to this particular client. Any client would do that.

                      So that is why in the near-term this next year we will keep the overwhelming majority of the business and then we'll be competitive. Now the good news is, we do a great job for this client as we try to do for all of our clients and we truly believe at the end of day, long-term we'll keep that business as well because we're going to perform better.

                      We have a huge mousetrap built that services this particular client and years and years of experience. And the bottom line is, they've been a client for a long time before there was an exclusive contract and our belief is that they'll be a good client and a valued partner for years into the future which I believe they will.

Gary Steiner:         I guess I'm still a little confused as to how this is
                      going to work I guess over the next year. I mean are you going to have to bid for this stuff on a quarterly basis?

Michael Barrist:      Let me try and shed some light on that.

Gary Steiner:         Sure.

Michael Barrist:      Under the new agreement for the majority of the business,
                      it is at a competitive rate and that will be our rate. And there will be several other smaller players that will take small pieces of the business and over time they're going to follow the results. And that's a traditional relationship and that's the typical environment we work in with our clients.

                      Now will clients renegotiate rates over time? Sure, clients do that all the time. But this is a pretty sophisticated client, our Top-10 customers are pretty smart. They understand that shaving a half a point out of rate may cut the customer return by 10%, it's not a real smart thing for them to do so the rate will be in my opinion, a market rate.

                      We have not agreed on the exact number yet although that is a process that we'll start next. And we believe that at the market rate given the upticks in business and given the business commitments they have made to us verbally, that we will have as good a business opportunity as we had under the old contract.

                      Now over the next year what will happen is, the new business will come online and be handled like a traditional business and the old business will run its course through the remainder of the accounting so what will happen is the deferred revenue, whatever that number is that's hung up on the balance sheet at the end of year, it will go up slightly in the first quarter next year and then it'll come down and eventually be gone by May of '05. And then after that we have ongoing revenues from this contract basically till every account becomes seven years old.

Gary Steiner:         Okay. So I guess looking at '04 putting aside kind of the
                      accounting benefit that you get from the stuff that flows back in, you think that you'll pretty much be even with this contract even with this customer I guess on a sort of year-over-year basis - putting aside the crazy accounting?

Michael Barrist:      Yeah, well we believe that our earnings opportunity with
                      this client will be consistent to what we have right now and I think and again as I said earlier, I think this is a great situation for us because again, I have a situation now were the better we do, we bring the business in the door, the worse our accounting is. So it gets rid of that phenomenon.

                      And again I think you get some - now I don't want to have tomorrow's conversation today relative to what 2004 is going to look like, You will have some benefit from 2004. Some of that will be used relative to some of the initiatives we have under place but again, from an earnings perspective, the transition of this contract is a net positive, not a net negative.

Gary Steiner:         Okay. Just in terms of some of the newer areas that you're looking to get into, I guess when you look let's say three years out, what percentage of your total revenues would you like to target? I mean I know you're only going to do it if it makes sense and if good acquisitions are out there and it makes business sense but based on what you see and what you're hearing from clients, what do you kind of see as a reasonable target in three years?

Michael Barrist:      As far as other businesses besides accounts receivable
                      management?

Gary Steiner:         Yeah, besides your two - the two core businesses that make up the majority of your revenues today.

Michael Barrist:      I don't know that I can make that prediction. What I will
                      tell you is I can't see in my mind any scenario where three years, the majority of our business is still not accounts receivable outsourcing whether it be early stage or bad debt business.

Steven Winokur:       Right. Gary, one of the things that's interesting, when
                      you look back at the outsourcing portion of our business and how it grew within our business, when we first went public outsourcing was about 5% of our business. We bought the JDR business that increased it to about 30%.

                      Everybody then said oh, outsourcing is going to overtake accounts receivable and it's going to be the greatest thing since sliced bread. The fact of the matter is and Michael said this before and I'm just going to say it again, accounts receivable continues to be a great business. It continues to be a business that's going to grow.

                      So the fact of the matter is even while we get into some of these other opportunities, accounts receivable is going to grow too. So it's going to still maintain its position as the biggest segment of our business.

Michael Barrist:      Yeah, we've looked at a lot of opportunities and we have a plan together of some sales things we're doing but I can't see any scenario in the next three years where accounts receivable outsourcing, again either the front end or the bad debt together, combined business that exists today will not be the majority of our business.

Gary Steiner:         Okay and then maybe just the last thing. I guess the
                      quarter was surprisingly strong in terms of the revenue growth. I guess the offset was that the margins were a little light relative to at least what I was looking for.
                      And I guess given - I guess I might have thought that on higher revenue growth you would have seen a little bit better leverage to the bottom line.

                      Could you just maybe talk to that a little bit?

Michael Barrist:      Well keep in mind that revenue lags expenses in this
                      business at all times. It's the kind of business where you're in steady state in the service business, it's hard to maintain margin and the ideal scenario in the service business for the years I've been doing it is, you grow in little blurps. You grow the business and you run steady state and you grow the business and you run steady state and you basically let the revenue catch up with the expenses that are up front with new business.

                      And what you have going on is yes, we have decent revenue growth in the third quarter but within a component of that is, there's a substantial amount of that revenue that is in our components of our business where we use a lot of outside attorneys and subcontractors so there's a heavy expense burden that goes with that revenue. And other components are just basically managing our resources to what the revenue level is.

                      Now again in our business and it's no secret in this industry and it's no secret among our clients, every relationship we have with a client, every piece of business is more collectible. You can apply incremental expense to gain some level of incremental revenue but it's a constant battle of waiting out how much incremental expense you want to apply to satisfy the client's needs relative to recovery and work to a targeted level of profitability.

                      That equation had been particularly challenging in a rough economy because you have to make your clients happy and you have to manage resources. And we think we've done a great job of that, one of the reasons being that we're an integrated platform. It's easier for us in a lot of ways to manage those resources.

                      But I'm not surprised that margins continue to be a struggle and quite frankly, while margins are lower than they were two years ago, margins have always been a struggle in this business and if our business plan goes as projected our margins will improve over time.

                      But hopefully we'll be sitting at three years here saying that the margin was 19.8% instead of 20% because it's still a struggle. It's always going to be a struggle where there's - especially in the ARM business where there's an opportunity to spend incremental dollars with diminishing amounts of incremental return. It's a constant weighing out of resources and how much revenue we can product with a minimal amount of expense.

Steven Winokur:       And I'll also put out there that if our clients have their way we'd constantly just be spending more and more money to do that.

Michael Barrist:      Right. I'll tell you, it's very hard to explain to someone who isn't in this business day to day, how tricky that balancing act is of pleasing our clients and the clients understand it fundamentally. They might not always have the exact same take we have on it but I think they'd understand that you could add 50 people to an engagement and get a list. The question is, what is an appropriate amount of profitability.

                      It's a very difficult thing when you run a business that has variable revenue and has variable revenue so tightly linked to the expense that you put underneath it.

Gary Steiner:         Okay. Thanks a lot for that perspective.

Operator:             Your next question comes from Yale Fergang, Royal Capital
                      Management.

Yale Fergang:         Hi, guys. I have a couple of questions about your comments of picking up interesting businesses at the right price.
                      I'm wondering why the change in attitude toward capital-intensive businesses taking on more of NCPM for instance? And relative to not paying top dollar, your reaction to the fact that the NCPM stock is now trading above your offer price.

Michael Barrist:      As I stated earlier, I am not able to comment on the
                      pending acquisition or proposed acquisition by NCO Group of NCPM. I've been asked not to do that by the special committee.

                      I can comment on our view of acquisitions and, you know, certainly as we acquire companies we want to pay the most effective price. And I will tell you that I don't view our current proposal of NCPM in the same category as buying it outside the company or an unrelated entity where we're trying to find something that has not been reengineered, has not been in tuned into the earnings potential that we believe is there.

                      But as far as how our ongoing business strategy of how we're going to price acquisitions inter-relates with a proposal that's been put on the table, I cannot comment on that.

Yale Fergang:         Okay, thank you.

Operator:             Your next question is a follow-up question from David
                      Scharf, JMP Securities.

David Scharf:         My question has been answered, thank you.

Operator:             Your final question is from Eric Fell, Tazza Capital.

Eric Fell:            Hi, could you actually quantify what the GAAP earnings
                      benefit is going to be from sort of recognizing the deferred revenue next year while also being able to recognize, you know, revenue in a more normal accounting fashion?

Michael Barrist:      We are currently working on how the transition will roll
                      out relative to GAAP income. And when we provide guidance for next year we will provide some color on exactly how that affects the P&L.

Eric Fell:            There's clearly going to be a boost next year due to that.

Steven Winokur:       The answer is there should be a boost overall through the
                      year. As Michael mentioned, early in the year even though placements stopped, that doesn't mean that you have satisfied all contingencies. So what happens and we've seen this now in the other two main tranches, what happens as you move through is placements stop in December, you continue collections through the first quarter.

                      Typically the first quarter's revenues continue to be deferred. Then it's approximately then and it's not an exact science - it's projections - but approximately after the first quarter you start to get the benefits of recognizing the revenue that you've already realized in cash.

Eric Fell:            Thank you.

Operator:             At this time there are no further questions. Are there any closing remarks?

Michael Barrist:      Yes, thank you. I want to thank everyone for joining our
                      call today. As always, if you have additional questions or comments please feel free to call Steven Winokur, Brian
                      Callahan or myself and we will always attempt to answer those questions within accordance to the bounds of regulation FD.

                      Thank you.

Operator:             This concludes today's NCO Group conference call. You may
                      now disconnect.


                                       END